Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Perficient, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-89076, No. 333-42624, No. 333-100490, No. 333-116549, No. 333-117216, No. 333-123177, No. 333-129054, No. 333-138602, No. 333-142267, No. 333-145899, No. 333-147687, No. 333-148978, and No. 333-152274) on Form S-3 and (No. 333-42626, No. 333-44854, No. 333-75666, No. 333-118839, No. 333-130624, No. 333-147730, No. 333-157799, and No. 333-160465) on Form S-8 of Perficient, Inc. (the Company) of our report dated February 29, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.

Our report dated February 29, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states the Company acquired Exervio Consulting, Inc. (Exervio) and JCB Partners, LLC (JCB) in April and July 2011, respectively, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, Exervio’s and JCB’s internal control over financial reporting associated with 12% and 8% of the Company’s total assets and total revenues, respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of the Company as of December 31, 2011 also excluded an evaluation of the internal control over financial reporting of Exervio and JCB.

/s/ KPMG LLP

St. Louis, Missouri
February 29, 2012